Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609 / 279-7666

CHURCH & DWIGHT REPORTS FIRST QUARTER EARNINGS OF

$0.60 PER SHARE

PRINCETON, NJ, MAY 9, 2006 – Church & Dwight (NYSE:CHD) today reported net income for the quarter ended March 31, 2006 of $39.9 million or $0.60 per share, an increase of $0.04 per share or 7% over last year’s $37.7 million or $0.56 per share. This year’s results include a $2.1 million pretax ($1.3 million after tax) or $0.02 per share stock option charge following the Company’s adoption of accounting guidance SFAS 123R. Excluding this item, this year’s earnings would have been $0.62 per share, a $0.06 per share or 11% increase over the previous year.

James R. Craigie, President and Chief Executive Officer, commented, “We are satisfied with these first quarter results, particularly as commodity costs are so much higher than in the same period last year. Our primary goal this year is not only to recover last year’s cost increases, but also to return to our traditional strategy of achieving a steady improvement in gross margin every year. With our recent pricing actions and cost reduction initiatives, we are well on track to meet this objective.”

First quarter sales were $442.4 million, a $21.7 million or 5.2% increase over the same period last year. This year’s sales included revenue of $12.3 million for two businesses acquired late last year, the SpinBrush® battery-powered toothbrush business purchased from Procter & Gamble and a skin care operation in Brazil. Excluding these acquisitions, and adjusting for minor foreign exchange and calendar differences between the two years, organic growth for the quarter is estimated at 3.8%.

U.S. consumer sales of $314.0 million increased 5.5% over last year, led by growth for liquid laundry detergent, pet products, condoms and pregnancy kits, and the addition of the SpinBrush business. These gains were partially offset by lower toothpaste and antiperspirant sales. Consumer international sales of $72.8 million grew 5.0% over last year, primarily due to the acquired brands. Specialty products sales increased 3.6% to $55.6 million, primarily due to a strong specialty chemicals performance.

As previously reported, Procter & Gamble continued to provide transition services for SpinBrush during the quarter. Therefore, Church & Dwight did not consolidate SpinBrush sales, except for minor shipments late in the quarter, and accounted for the net cash received as other revenue within the sales line. The Company assumed responsibility for all sales and other functions in the U.S., Canada and the U.K. by April 1, and intends to fully consolidate all U.S. and most foreign sales during the second quarter.

First quarter gross margin of 38.2% is slightly higher than last year’s first quarter, despite the substantial commodity price increases over the period, due primarily to the pricing and cost reduction initiatives enacted over the past year, combined with the contribution from the SpinBrush business. The same factors, together with the diminished effect of the supply shortages from Hurricane Katrina, also accounted for the substantial gross margin improvement over the fourth quarter of last year.

First quarter marketing expenses of $33.3 million were $4.3 million below last year, as the Company shifted spending into the second quarter to support several new product launches.

Selling, general and administrative expenses of $63.3 million were $7.9 million higher than the same period last year. The increase includes a stock option expense charge of $1.8 million, a trademark impairment charge of $1.8 million, higher legal costs and the operating and amortization costs of the SpinBrush business.

The combination of higher sales with a slightly higher gross margin and lower marketing spending, partially offset by higher selling, general and administrative expenses, resulted in an operating profit of $72.3 million, an increase of $5.1 million or 7.6% over last year’s $67.2 million. Excluding the stock option charge, operating profit would have been $7.2 million or 10.7% above last year.

Below the operating profit line, Other Expense declined $2.8 million to $7.7 million due to a $1.3 million investment gain, and a foreign exchange gain of $0.7 million this year compared to a $0.7 million loss in the same period last year.

The tax rate increased to 39.7% in part due to the expiration of the Research & Development tax credit program and certain other adjustments. Excluding these items, the tax rate would have been slightly below last year.

At quarter-end, the Company had total outstanding debt of $751 million, and cash of $123 million for a net debt position of $628 million. This is a $61 million reduction from last year’s first quarter net debt of $689 million. During the past year, the Company invested about $90 million in acquisitions, including related working capital, and received $15 million in proceeds from the sale of assets.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which exclude certain non-cash items, are estimated at approximately $89 million for the quarter, compared to $80 million for the same period last year.

PRICING AND NEW PRODUCT ACTIVITY

As previously announced, the Company implemented price increases ranging from 4% to over 10% for products representing about 35% of its U.S. consumer products portfolio, effective February 1, 2006. These products include Arm & Hammer® and Xtra® liquid laundry detergents, Arm & Hammer Super Scoop® cat litter and Arm & Hammer baking soda. As price increases came into effect, the Company honored previously-agreed trade promotion commitments through quarter-end, especially for laundry products. Consequently, the full benefit of the higher prices will not be realized until the second quarter.

Mr. Craigie commented, “As I said earlier in the year, we expect to see some impact on demand as consumers adjust to the higher prices. But in the long run, these price increases will improve our margins and help us achieve our financial goals.”

There were several new product launches during the quarter, particularly on the personal care side of the business. Trojan® condoms continued to outpace the category due in part to several line extensions, including a new Ultra Thin product. Marketing support for the new Elexa® feminine hygiene line also helped to increase the overall demand for condoms.

First Response® further strengthened its position in the pregnancy kit market with the introduction of a Rapid Result test kit, designed to tell a woman if she is pregnant in one minute after taking the test.

To support its oral and skin care lines, the Company introduced an improved version of Arm & Hammer Enamel Care™ toothpaste with Liquid Calcium®, and relaunched the entire Nair® depilatory lotion product line with improved performance and packaging.

On the household products side, the Company has reformulated and relaunched the Perfume and Dye Free version of Arm & Hammer liquid laundry detergent to provide consumers with a milder formula for sensitive skin while maintaining the same powerful cleaning performance.

Early in the second quarter, the Company introduced Arm & Hammer High Performance clumping cat litter, a corn-based scoopable litter made for consumers who prefer to use products made from natural ingredients. Later in the quarter, the Company plans to introduce Arm & Hammer Fridge Fresh™, a refrigerator deodorizer equipped with both a baking soda filter to keep food tasting fresher and an indicator to tell consumers when the product needs to be replaced.

Mr. Craigie added that the Company plans significant increases in second and third quarter marketing and product development spending to support these new product initiatives, as well as a new unified marketing campaign for the Arm & Hammer brand.

Mr. Craigie concluded, “Despite the dramatic rise in commodity costs and the possibility that the price increases may temporarily affect our volume, we continue to be enthusiastic about 2006. Although it is still early in the year, we continue to be comfortable with the previously announced earnings per share goal of $1.93 per share, which is equivalent to $2.01 per share before the anticipated $0.08 per share stock option expense, or 10% above last year.”

As previously reported, at its May 3, 2006 Board meeting, the Company declared a quarterly dividend of 6 cents per share. The dividend will be payable June 1, 2006 to stockholders of record at the close of business on May 15, 2006. This is the Company’s 421st regular consecutive quarterly dividend.

Church & Dwight will host a conference call to discuss first quarter results on May 9, 2006 at 10:00 a.m. (ET). To participate, dial in at 866-831-6243, access code: 30086350. A replay will be available two hours after the call at 888-286-8010, access code: 67658351. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, pricing changes in certain of its products and the timing of benefits from such pricing changes, new product introductions, the effect of the SpinBrush acquisition and the timing of the operational transition of the SpinBrush business to Church & Dwight, market demand as consumers adjust to higher prices, achievement of financial goals, earnings per share, and the adoption of Statement of Financial Accounting Standards No. 123 (revised) and the anticipated effect of such adoption on earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events and price increases on consumer demand), raw material and energy prices, the financial condition of major customers, unanticipated delays in the transition of the SpinBrush business, and effect on marketing spending of product introduction timelines. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see Church & Dwight’s quarterly and annual reports filed with the SEC, including the information in Church & Dwight’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	Mar. 31, 2006	Apr. 1, 2005
Net Sales	$442,391	$420,674
Cost of sales	273,399	260,437

Gross profit	168,992	160,237
Marketing expenses	33,324	37,647
Selling, general and administrative expenses	63,348	55,438

Income from Operations	72,320	67,152
Equity in earnings of affiliates	1,660	1,270
Other income (expense), net	(7,727)	(10,567)

Income before minority interest and taxes	66,253	57,855
Income taxes	26,306	20,163
Minority Interest	—	(9)

Net Income	$39,947	$37,701

Net Income per share - Basic	$0.62	$0.60
Net Income per share - Diluted	$0.60	$0.56

Dividend per share	$0.06	$0.06
Weighted average shares outstanding - Basic	64,478	63,321
Weighted average shares outstanding - Diluted	68,549	69,002

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Mar. 31, 2006	Apr. 1, 2005
Assets
Current Assets
Cash, equivalents and securities	$123,041	$101,902
Accounts receivable	189,307	187,944
Inventories	180,696	157,837
Other current assets	21,591	30,562

Total Current Assets	514,635	478,245

Property, Plant and Equipment (Net)	328,392	331,212
Equity Investment in Affiliates	10,898	12,590
Intangibles and other assets	1,127,395	1,038,889

Total Assets	$1,981,320	$1,860,936

Liabilities and Stockholders’ Equity
Short-Term Debt	$133,982	$111,102
Other Current Liabilities	258,556	254,794

Total Current Liabilities	392,538	365,896

Long-Term Debt	616,824	679,356
Other Long-Term Liabilities	230,933	214,674
Stockholders’ Equity	741,025	601,010

Total Liabilities and Stockholders’ Equity	$1,981,320	$1,860,936

SUPPLEMENTARY INFORMATION

First Quarter 2006 and 2005 Product Line Net Sales

	Three Months Ended		Percent Change
(Dollars in millions)	3/31/2006	4/1/2005
Household Products	$183.8	$167.2	9.9%
Personal Care Products	$130.2	$130.5	-0.2%

Consumer Domestic	$314.0	$297.7	5.5%
Consumer International	$72.8	$69.4	5.0%

Total Consumer Net Sales	$386.8	$367.1	5.4%
Specialty Products Division	$55.6	$53.6	3.6%

Total Net Sales	$442.4	$420.7	5.2%

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adoption of Statement of Financial Accounting Standards No. 123 (revised) (“SFAS 123R”)

This press release contains information relating to earnings per share, operating profit and the earnings per share goal, in each case as adjusted to eliminate the effect of the Company’s adoption of SFAS 123R on January 1, 2006. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the Company’s statement of operations for the three months ended April 1, 2005 did not reflect the impact of the adoption of SFAS 123R and, therefore, the presentation of the non-GAAP financial measures enhances investors’ ability to make period to period comparisons of the Company’s operating results.

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to exclude sales derived from the SpinBrush business and the Brazilian skin care operation that were acquired after the first quarter of 2005, the effect of foreign exchange adjustments and the impact of eliminating the difference in the number of days included in the first fiscal quarter of 2005 and 2006. Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight products that were marketed by Church & Dwight during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the effect of differences in the Company’s fiscal calendar is useful to investors because currency fluctuations and the fiscal calendar difference are out of the control of, and do not reflect the performance of, management.

Percent Change
Net Sales Growth As Reported	5.2%
Adjustments:
Acquisitions	-2.9%
Foreign Exchange	0.4%
Calendar Difference	1.1%

Organic Net Sales Growth	3.8%

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA
(Dollars in Millions)

Net Cash Provided by Operating Activities	$13.6
Interest Expense	11.3
Current Portion Income Tax Provision	22.8
Change in Working Capital & Other Liabilities	44.9
Investment Income	(1.3)
Other	(1.9)

Church & Dwight Adjusted EBITDA	$89.4